Exhibit 99.3

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that will be outstanding following the consummation of this offering. To the extent this summary contains descriptions of our credit facilities, our senior notes and debentures and the indentures governing them, the descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request.

Our Credit Facilities

In connection with the Merger, we obtained a commitment letter dated November 3, 2006 from the initial purchasers and/or their affiliates to provide a $990 million senior unsecured bridge loan for financing necessary to complete the Merger. This would finance the cash portion of the Merger consideration (including cash payable upon the assumed conversion of $300 million of Commonwealth convertible notes) and amounts required to cash out restricted shares, options and other equity awards, to repay certain Commonwealth indebtedness and to pay fees and expenses. The initial purchasers’ and/or their affiliates’ respective commitments to provide the bridge loan are subject to certain conditions precedent including maintenance of a leverage ratio. The bridge loan will mature in one year and will bear interest at a rate equal to either the base rate or LIBOR (each as described in the commitment letter), plus a margin based on our leverage ratio. We expect to refinance amounts drawn under this bridge loan with long-term debt prior to the maturity thereof. This offering will have the effect of reducing the $990 million commitment.

In December 2006, we borrowed $150 million under a senior unsecured term loan agreement with CoBank, ACB, as administrative agent, lead arranger and lender, and the other lenders from time to time party thereto. The loan matures in 2012 and bears interest based on an average prime rate or LIBOR, at our election. We intend to use the proceeds to repurchase a portion of our outstanding debt. This credit agreement contains customary representations and warranties, affirmative and negative covenants, a financial covenant that requires compliance with a leverage ratio and customary events of default. Upon proper notice and subject to certain limitations, we may repay the facility without premium or penalty. Amounts prepaid may not be reborrowed.

On October 29, 2004, we entered into a competitive advance and revolving credit facility agreement for up to $250 million (the “Revolving Credit Agreement”) with a consortium of financial institutions (the “Lenders”). The expiration date for the facility is October 29, 2009. As of September 30, 2006, there were no borrowings outstanding under the facility and outstanding standby letters of credit issued under the facility were $0.9 million. Certain borrowings under the facility bear interest at LIBOR plus an applicable rate determined by reference to a leverage ratio or a margin. Other borrowings under the facility bear interest at a fixed rate or at a rate equal to the higher of the federal funds effective rate plus 1/2 of 1% and Bank of America’s prime rate. The proceeds of this revolving credit facility can be used only for general corporate purposes and not to make any payment of dividend, nor in connection with any hostile acquisition. Although the credit facility is unsecured, it will be equally and ratably secured by certain liens and equally and ratably guaranteed by certain of our subsidiaries if we issue debt that is secured or guaranteed. We are in compliance with all of the credit facility covenants. The Revolving Credit Agreement contains customary representations and warranties, affirmative and negative covenants, a financial covenant that requires compliance with a leverage ratio and customary events of default.

On October 24, 2001, we borrowed $200 million under a senior unsecured term loan agreement with the Rural Telephone Finance Cooperative. The loan matures in 2011 and has a fixed interest rate of 6.27%.

Our Notes and Debentures

At September 30, 2006, our notes and debentures represented $3.8 billion of our approximately $4.0 billion of indebtedness. At such date, we had outstanding $1.05 billion in principal amount of 9.25% Notes due 2011, $652.5 million in principal amount of 7.625% Senior Notes due 2008, $795.4 million in principal amount of 9.00% Senior Notes due 2031, $700 million in principal amount of 6.25% Senior Notes due 2013, $19.4 million in principal amount of 5.00% Convertible Subordinated Debentures due 2036, $0.6 million in principal amount of 7.68% Debentures due 2034, $125 million in principal amount of 7.45% Debentures due 2035, $138 million in principal amount of 7.00% Debentures due 2025, $11.6 million in principal amount of 6.80% Debentures due 2026 and $193.5 million in principal amount of 7.05% Debentures due 2046. There are no scheduled principal payments required on any of these notes or debentures until their final maturities.

During the fourth quarter of 2006, we entered into four debt-for-debt exchanges pursuant to which we issued an aggregate principal amount of $149.9 million of our 9.00% Senior Notes due 2031 in exchange for an aggregate principal amount of $157.2 million of our outstanding 7.625% Senior Notes due 2008. No cash was exchanged in these transactions.

Our outstanding senior notes and debentures are senior unsecured obligations that rank pari passu in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness. None of our outstanding senior notes or debentures are guaranteed by our subsidiaries. Our outstanding senior notes are, and the notes offered hereby will be, structurally subordinated to our outstanding subsidiary senior notes.

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